EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption ‘Experts’ in this Pre-Effective Amendment No 3 to the Registration Statement (Form F-3) and related Prospectus of AEGON N.V. for the registration of its common shares, senior or subordinated debt securities, including debt securities convertible or exchangeable into its common shares, guarantees, warrants, purchase contracts and units for sale with a total initial offering price of up to US $5,000,000,000 and to the incorporation by reference therein of our report dated March 5, 2003 (except for Notes 5 and 6, as to which the date is November 14, 2003), with respect to the consolidated financial statements and schedules of AEGON N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2002, as amended, filed with the Securities and Exchange Commission.

The Hague, The Netherlands, November 14, 2003

/S/  ERNST & YOUNG ACCOUNTANTS

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